Exhibit 99.1
CONSOL Energy Reports Fourth Quarter
Net Income of $74 million, or $0.32 per Diluted Share;
Record Quarterly E&P Production of 70.5 Bcfe;
E&P Division 2015 Capital Budget of $1.0 billion;
Annual E&P Production Growth Guidance Remains 30% through 2016

PITTSBURGH (January 30, 2015) - CONSOL Energy Inc. (NYSE: CNX) reported net income of $74 million for the quarter, or $0.32 per diluted share. This is compared to net income of $738 million, or $3.20 per diluted share from the year-earlier quarter, which included income from discontinued operations of $591 million. On a non-GAAP basis, the company had adjusted net income1 in the 2014 fourth quarter of $58 million, or $0.25 per share, after adjusting for certain one-time items, which are listed in the EBITDA reconciliation table. Adjusted EBITDA1 from continuing operations was $262 million for the 2014 fourth quarter, compared to $179 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $87 million, as compared to $70 million in the year-earlier quarter.

CONSOL's E&P Division had another outstanding quarter by achieving record production of 70.5 Bcfe, or an increase of 45% from the 48.5 Bcfe produced in the year-earlier quarter. CONSOL's annual 2014 production was 235.7 Bcfe, which exceeded its goal of 30% production growth over 2013. CONSOL Energy's annual gas production guidance remains 30% growth for 2015 and 2016.

During the quarter, a midstream company that handles and processes some of CONSOL’s gas and liquids had a fatality on one of their sites, during their operations. This tragedy unearthed operational standards that led CONSOL to question the safety procedures of the company. As a result, over the course of the quarter CONSOL elected to shut-in pads serviced by this midstream provider while safety processes and procedures were evaluated and validated by CONSOL. As a result of this process, CONSOL estimated that the shut-in pads accounted for 2.7 Bcfe worth of lost production in the quarter. Operations are ramping-up in this area and should be back to normal levels by the end of January.

"Even though we have set high operational and production targets for the company, make no mistake about it, we are not willing to compromise our number one core value of 'safety,' just to reach or exceed operational goals," commented Nicholas J. DeIuliis, president and CEO. "CONSOL's core values represent the foundation of this company, and there is nothing more important than upholding them. I’m really proud of our team and how they handled this situation, ultimately demanding something better from this particular company.”

Marcellus Shale production volumes in the 2014 fourth quarter were 36.5 Bcfe, or 88% higher than the 19.4 Bcfe produced in the 2013 fourth quarter. Marcellus Shale costs were $2.83 per Mcfe in the just-ended quarter, which is a $0.18 per Mcfe improvement from the fourth quarter of 2013 costs of $3.01 per Mcfe. The company achieved all-in cash costs of only $1.71 per Mcfe in the Marcellus Shale.

CONSOL Energy's Utica Shale continues to become a bigger part of the production mix, and in the 2014 fourth quarter, volumes were 7.1 Bcfe, up from 0.5 Bcfe in the year-earlier quarter. Utica Shale costs were an impressive $2.24 per Mcfe in the just-ended quarter, which is a substantial improvement from the fourth quarter 2013. Rapidly increasing volumes and lower gathering and transportation costs have contributed to lower unit costs. The Utica Shale continues to benefit from higher-value condensate and NGL production, which in the quarter was 1.0 Bcfe and 1.9 Bcfe, respectively, up from negligible amounts in the year-earlier quarter.

1The terms "adjusted net income" and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to GAAP net income below, under the caption “Non-GAAP Financial Measures."

"Despite the current commodity price environment, CONSOL continues to realize strong rates of return due to our tier one asset base, which allows us to drive efficiency improvements and continue to benefit from being a low-cost producer," commented Nicholas J. DeIuliis, president and CEO. "CONSOL will not only continue to manage through these types of commodity cycles, but we will also capitalize on them as well through share repurchase opportunities. Our strong balance sheet and substantial liquidity position will help fuel these types of opportunities."

CONSOL's Coal Division produced 8.0 million tons in the 2014 fourth quarter. In the Pennsylvania Operations, the Bailey Mine had a record year in 2014 and annual production was 12.3 million tons, which exceeded the mines previous annual production record of 11.1 million tons in 2005. In the Virginia Operations, CONSOL's premier Buchanan Mine, again, repeated its stellar cost performance. Total costs per ton sold at Buchanan Mine were $53.96 per ton in the just-ended quarter, or a reduction of $12.64 per ton from the year-earlier quarter.

In the fourth quarter, CONSOL received $270 million in cash proceeds from the sale of assets and return on equity investments, including $252 million in cash proceeds from the sale of: an industrial supply subsidiary, coal reserves in the Illinois Basin to two strategic buyers, surface properties in Illinois, and a 50% working interest in 3,433 gross Utica Shale acres in the Moundsville, West Virginia area to our joint venture partner, Noble Energy. These asset sales have a total value to CONSOL of $294 million when including the estimated value of future royalties, liabilities assumed by the buyers and tax benefits. For 2014, CONSOL received a total of $459 million in cash proceeds from asset sales and return on equity investments, including $252 million in cash proceeds from the sale of assets referred to above. The balance of cash proceeds in 2014 were primarily comprised of sale leaseback transactions for mine shields and a payment from our joint venture partner for their portion of the acquired acreage in a Marcellus farm-in transaction. In addition to the total cash proceeds from asset sales and return on equity investments in 2014, the company also received $204 million of proceeds from the initial public offering of CONE Midstream Partners LP, of which $47 million is included in return on equity investments disclosed above. The company's asset sales program is ahead of schedule based on the previously stated goal of selling $1.0 billion of assets over five years, ending in 2019.

In early December 2014, CONSOL announced its intent to pursue transactions for a Thermal Coal MLP and MetCo IPO. Since then, the company has hired advisers for the Thermal Coal MLP and expects timing to remain around mid-year 2015. The company expects the MetCo IPO to occur around early fourth quarter 2015.

The fourth quarter earnings results included the following after-tax items related to recent transactions completed by the company:

•	The company recorded $12.3 million in net income related to the sales of certain non-core assets as a part of its ongoing non-core asset divestiture program.

•	The company recorded $6.0 million in net income related to the settlement of an insurance claim for a mine fire that occurred in 2013.

•	The company incurred a $2.2 million impairment to net income in association with pension settlement accounting.

E&P Division:

E&P Fourth Quarter Summary:
The tables below summarize the quarterly comparison of key metrics for the E&P Division. Production increased by over 45% in the just-ended quarter, when compared to the year-earlier quarter, while revenue increased by over 30% for the same period. These metrics enabled the E&P Division to post net income of $36.5 million in the current quarter, compared to net income of $1.9 million in the year-earlier quarter.

During the quarter, the E&P Division's capital expenditures of $251.6 million helped the company continue drilling and completion investments to achieve its production growth targets. CONSOL's quarterly capital expenditures were net of $82.3 million of drilling carry from its joint venture partner in the Marcellus Shale and $29.2 million of carry from its joint venture partner in the Utica Shale. For the full year 2014, CONSOL received $185.4 million and $100.4 million from its joint venture partners in the Marcellus and Utica shales, respectively.

CONSOL continued to successfully develop its core operating areas in the Marcellus and Utica shales throughout the quarter. In the Marcellus Shale, CONSOL drilled four wells in the Philippi Field in Barbour County, West Virginia, and the company was also able to confirm previous positive results at the Audra Field along the corridor of the planned Tygart Valley pipeline. CONSOL also drilled four Burkett wells in Washington County during the quarter. These new Upper Devonian wells were drilled on existing Marcellus pads, which allowed CONSOL to benefit from cost efficiencies associated with stacked pays. In addition to Upper Devonian, a second stacked pay opportunity is progressing in the dry Utica in Monroe County, Ohio. The company is drilling its first pad with four Utica wells and one wet Marcellus well, and the company expects production in the third quarter of 2015. In Marshall County, West Virginia, CONSOL’s joint venture partner is drilling a dry Utica well on a seven well Marcellus pad. CONSOL also plans to drill two additional dry Utica wells: one in both Greene and Westmoreland Counties, Pennsylvania. CONSOL’s geological view, along with existing industry data, will help delineate CONSOL’s sizable leasehold in West Virginia and Pennsylvania for additional stacked pay opportunities. CONSOL expects production for these three dry Utica wells in the second and third quarters of 2015.

CONSOL Energy and Columbia Energy Ventures, LLC (CEVCO) recently completed a transaction involving the oil and gas rights in CEVCO’s Majorsville gas storage field. The storage field spans approximately 20,000 acres and is located in Washington and Greene Counties, Pennsylvania, and Marshall and Ohio Counties, West Virginia. CONSOL has the exclusive right to explore, drill, and develop oil, gas and other hydrocarbons in the Utica Shale formation within the storage field. CEVCO has a minor, non-operating participation interest in the development of the Utica rights in the storage field. According to CONSOL's analysis, the storage field suggests that the company can drill up to 125 Utica wells from 23 pad sites.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	December 31, 2014	December 31, 2013	September 30, 2014
Sales - Gas	$204.9	$170.6	$189.8
Hedging Impact - Gas	24.2	18.8	21.4
Sales - Oil	2.3	3.4	2.7
Sales - NGLs	30.0	11.3	31.9
Sales - Condensate	13.8	2.5	12.0
Total Sales Revenue ($ MM)	$275.2	$206.6	$257.8

Net Income Attributable to CONSOL Energy Shareholders	$36.5	$1.9	$24.4
Net Cash Provided By Operating Activities ($ MM)	$55.7	$57.3	$207.0
Total Period Production (Bcfe)	70.5	48.5	64.9
Average Daily Production (MMcfe)	766.6	527.0	705.6
Capital Expenditures ($ MM)	$251.6	$299.5	$281.6

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	December 31, 2014	December 31, 2013	% Increase/(Decrease)	September 30, 2014	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	31.1	18.2	70.9%	27.0	15.2%
CBM Sales Volumes (Bcf)	20.0	20.3	(1.5)%	20.0	—%
Utica Sales Volumes (Bcf)	4.1	0.4	925.0%	4.3	(4.7)%
Other Sales Volumes (Bcf)	6.8	8.0	(15.0)%	7.3	(6.8)%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	6.7	1.1	509.1%	5.3	26.4%
Oil Sales Volumes (Bcfe)	0.2	0.2	—%	0.2	—%
Condensate Sales Volumes (Bcfe)	1.6	0.3	433.3%	0.8	100.0%

TOTAL	70.5	48.5	45.4%	64.9	8.6%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas. The increase in Marcellus sales volumes represents only the gas portion of production. When including liquids, the increase in Marcellus volumes was 88%.

Liquids production of 8.5 Bcfe, as a percentage of the total of 70.5 Bcfe, was approximately 12% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	December 31, 2014	December 31, 2013	September 30, 2014
Average Sales Price - Gas	$3.31	$3.63	$3.24
Hedging Impact - Gas	$0.39	$0.40	$0.36
Average Sales Price - Oil*	$13.47	$15.63	$15.02
Average Sales Price - NGLs*	$4.50	$10.09	$6.00
Average Sales Price - Condensate*	$8.08	$12.81	$14.66

Average Sales Price - Total Company	$3.90	$4.26	$3.97
Costs - Production
Lifting	$0.46	$0.53	$0.46
Ad Valorem, Severance and Other Taxes	0.15	0.18	0.13
DD&A	1.12	1.20	1.13
Total Production Costs	$1.73	$1.91	$1.72
Costs - Gathering
Transportation	$0.70	$0.60	$0.62
Operating Costs	0.41	0.58	0.43
DD&A	0.12	0.16	0.13
Total Gathering Costs	$1.23	$1.34	$1.18

Gas Direct Administrative Selling & Other	$0.23	$0.30	$0.22

Total Costs	$3.19	$3.55	$3.12

Margin	$0.71	$0.71	$0.85
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: Costs − the line item "Gas Direct Administrative, Selling, & Other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due in part to the decline in commodity prices and regional basis differentials. Helping to offset decreases to gas prices is a greater proportion of liquids production, which receives higher unit pricing.

The average sales price of $3.90 per Mcfe, when combined with unit costs of $3.19 per Mcfe, resulted in a margin of $0.71 per Mcfe. This was flat when compared to the year-earlier quarter, as unit cost improvements helped to offset the decreases in price realizations from weaker regional basis.

Unit costs were improved in the just-ended quarter, as fixed costs, such as direct administration, were spread over higher production volumes. Unit costs were also improved, as low-cost Marcellus and Utica Shale production represented a much higher proportion of total production.

All-in unit costs in the Marcellus Shale category were $2.83 per Mcfe in the just-ended quarter, or a decrease of $0.18 per Mcfe from the $3.01 per Mcfe in the year-earlier quarter. Marcellus Shale unit costs were improved in part by volumes increasing 88%, when compared to the year-earlier quarter. Partially offsetting Marcellus unit cost improvements were slight increases in gathering and transportation costs associated with fees related to liquids gas processing.

E&P Marketing and Transportation Update:
During the quarter, CONSOL’s average gas sales price was $3.90 per Mcfe. This gas equivalent price includes a $0.20 per Mcfe uplift from the sale of natural gas liquids, oil, and condensate. Excluding the liquids uplift, CONSOL’s gas price was $3.70 per Mcf for the fourth quarter, including hedging. During the quarter, CONSOL produced liquids volumes of 8.5 Bcfe, or 12% of the company’s total volumes. These liquids volumes were over five times greater than the year-earlier quarter, which then comprised 3% of the company’s total volumes. The average realized price for liquids for the fourth quarter of 2014 was $32.40 per barrel. CONSOL expects to continue to realize a liquids uplift benefit as additional wells are brought online in the liquid-rich areas of the Marcellus and Utica shales.
The company currently has a total of 1.4 Bcf per day of effective firm pipeline transportation capacity. This capacity supports the majority of projected volumes through 2016 and is composed of 0.8 Bcf per day of existing firm capacity, contracted volumes of 0.4 Bcf per day under precedent agreements with several pipeline projects that will be completed over the next few years, and 0.2 Bcf per day of long-term firm sales with major customers that have their own firm capacity. The average demand cost for the existing firm capacity is approximately $0.25 per MMBtu. The average demand cost for existing and expected future firm capacity is approximately $0.33 per MMBtu.
CONSOL Energy continues to develop a diversified portfolio of firm transportation capacity to support its production growth. The company is confident that its current contractual capacity, combined with future pipeline expansion projects, will ensure that CONSOL’s growing gas production will flow onto the major interstate pipelines, while diversifying basis exposure. Large electric and gas utilities have shown a great deal of interest in these pipeline projects. CONSOL is in active negotiations with various pipeline companies regarding cost-effective transportation options that reach attractive markets.
In addition to firm transportation capacity, CONSOL has developed a processing portfolio that supports its increasing production of wet gas. The company has agreements in place to support the processing of 289 MMcf per day of gross gas volumes growing to more than 399 MMcf per day by year-end 2015. Processing supported by these agreements is expected to cover essentially all wet gas production in 2015 and be adequate to process projected wet gas production well into 2016. CONSOL plans to continue to layer in processing capacity with existing and new midstream companies as needed to support the liquids development plan.
CONSOL Energy continues to sell the majority of its natural gas liquids through the large midstream companies that process our gas. This approach allows CONSOL to take advantage of the processors’ transportation efficiencies and diversified markets. CONSOL’s processing contracts provide for the ability to take its NGLs “in kind” and market them directly, if desired. The processed purity products are ultimately sold to industrial, commercial, and petrochemical markets.
CONSOL is also developing a diversified approach to managing ethane. In addition to term sales, the company executed several spot deals to move ethane to Mont Belvieu via the ATEX pipeline. CONSOL will also realize ethane value through blending capabilities. Employing this multi-faceted approach enables the company to meet pipeline quality specifications, diversify the ethane portfolio, and maximize ethane pricing. CONSOL is actively discussing future outlet opportunities with a number of ethane customers and midstream companies.

Coal Division:

Coal Fourth Quarter Summary:
During the fourth quarter, CONSOL’s Coal Division produced 8.0 million tons, which was in-line with previous quarter’s guidance, despite a roof fall on a longwall at Bailey Mine and continued geological conditions at Enlow Fork, which ultimately resulted in 10 days of reduced production.

The Bailey Mine produced 2.7 million tons in the fourth quarter, compared to 2.8 million tons produced in the year-earlier quarter. The Enlow Fork Mine produced 2.6 million tons in the fourth quarter, which is flat when compared to the year-earlier quarter. Despite difficult geological conditions, Enlow Fork managed to record total unit costs of $38.25 per ton, which is the lowest unit cost across the Coal Division. Enlow Fork’s 2014 annual production was 10.6 million tons. The Harvey Mine produced 1.1 million tons in the fourth quarter of 2014. The Harvey Mine started longwall operations in late March of 2014, and CONSOL expects normal levels of longwall production moving forward.
The Buchanan Mine continued to operate on a reduced schedule of two shifts per day and produced 1.0 million tons during the fourth quarter, compared to 1.2 million tons produced in the year-earlier quarter. The reduced schedule allowed the mine to optimize its cost structure for decreased levels of production, which is reflected in much lower all-in unit costs during the fourth quarter 2014 of $53.96 per ton, compared to $66.60 per ton in the year-earlier quarter. The Buchanan Mine is able to quickly ramp up to the full production capacity rate of 5.0 million tons per year when market conditions warrant. During the quarter, and in conjunction with the reduced operating schedule, CONSOL has continued maintenance work on the production shaft, which is on-track for completion by late 2015, or early 2016.

Miller Creek's Twin Branch Mine produced 0.5 million tons for the fourth quarter, which is a slight increase when compared to the year-earlier quarter.

During the quarter, CONSOL’s active coal operations generated $187 million of cash before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	VA Ops	VA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013	2014	2013

Beginning Inventory (millions of tons)	0.3	0.3	0.1	0.1	0.1	0.2
Coal Production (millions of tons)	6.4	5.4	1.0	1.2	0.6	0.5
Ending Inventory (millions of tons)	0.2	0.3	0.1	0.2	0.1	0.1
Sales - Company Produced (millions of tons)	6.5	5.5	1.1	1.2	0.5	0.5

Sales Per Ton	$60.10	$62.84	$68.58	$81.32	$59.38	$76.23

Total Operating Costs Per Ton	$32.35	$35.69	$39.08	$51.13	$46.58	$54.60
Direct Administration and Selling	1.10	1.44	1.19	1.35	0.98	0.70
Royalty and Production Taxes	2.49	2.32	3.92	5.22	5.28	5.89
DD&A Per Ton	6.67	5.44	9.77	8.90	3.26	5.26
Total Cost Per Ton Sold	$42.61	$44.89	$53.96	$66.60	$56.10	$66.45

Average Margin Per Ton Sold	$17.49	$17.95	$14.62	$14.72	$3.28	$9.78
Addback: DD&A Per Ton	$6.67	$5.44	$9.77	$8.90	$3.26	$5.26
Average Margin Per Ton, before DD&A	$24.16	$23.39	$24.39	$23.62	$6.54	$15.04
Cash Flow before Cap. Ex ($ MM)	$157	$129	$27	$28	$3	$8
PA Ops includes Bailey, Enlow Fork, and Harvey mines. VA Ops includes the Buchanan Mine. Other includes the Miller Creek Complex. Sales and production tons exclude CONSOL Energy's portion from equity affiliates and discontinued operations. Total Operating Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses, gas well plugging costs, subsidence costs, permitting and compliance, asset retirement obligations and charges for pension, retiree medical and other employee related long-term liabilities. Direct Administration and Selling Per Ton include items such as labor and benefits, marketing, and consulting. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the PA Ops, VA Ops, and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding. Prior year data excludes discontinued operations.

Coal Marketing Update:
Pennsylvania Operations:
During the quarter, CONSOL sold 6.5 million tons to 45 different end users. CONSOL’s customers continue to demonstrate a steady demand for coal through term contracts that vary in length. During the quarter, CONSOL contracted for 1.4 million additional tons for 2015, bringing the total firm and priced contracted position to 20.7 million tons, or 80% of estimated sales volumes based on the midpoint of guidance. For 2015, Pennsylvania Operations coal was committed and priced attractively under term or spot contracts. During the quarter, CONSOL contracted for 1.0 million additional tons for 2016, bringing the total firm and priced contracted position to 11.8 million tons, or 46% of expected sales volumes based on the midpoint of guidance. CONSOL’s contracted strategy allows the company to hedge against the dynamics and potential downside of the market.

In the fourth quarter, CONSOL exported 0.2 million tons of Bailey high-vol coal to existing end users in Korea and Brazil. In 2014, CONSOL retained a footprint in the high-vol market shipping a total of 1.3 million tons. Worldwide customers continue to demand Bailey coal, and the versatility of the coal allows it to compete as high-vol metallurgical, PCI and high-BTU thermal product.

Virginia Operations:
In the fourth quarter, CONSOL sold 1.1 million tons of Buchanan low-vol coal. Buchanan’s low unit costs allow the mine to compete, and remain profitable, in the current domestic and worldwide metallurgical markets. In 2014, CONSOL added 11 new end users in 8 countries to its already strong portfolio. Buchanan will continue to prosper as additional supply cuts are announced and the market recovers. During the quarter, CONSOL contracted for 0.6 million additional tons for 2015 and expects strong demand in the first quarter of 2015, as well as subsequent quarters.

Other:
In the fourth quarter, CONSOL sold 0.5 million tons of Miller Creek coal, which is flat when compared to the year-earlier quarter. During the quarter, CONSOL contracted for 0.75 million additional tons for 2015 and for 2016 bringing the total firm and priced contracted position to 1.9 million tons for 2015, or 93% of estimated sales volumes based on the midpoint of guidance, and 0.85 million tons for 2016, or 41% of estimated sales volumes based on the midpoint of guidance.

E&P Division Guidance:
First quarter 2015 gas production, net to CONSOL, is expected to be approximately 70 – 74 Bcfe, while annual 2015 production is expected to be between 300 – 310 Bcfe, or 30% growth compared to 2014 total production. CONSOL Energy continues to expect 2016 annual gas production to grow by 30%.

Total hedged natural gas production in the 2015 first quarter is 29.9 Bcf, at an average price of $4.05 per Mcf. CONSOL uses a dual-track approach to its gas hedging. The company uses a program approach to add a base level of hedges and layers in additional opportunistic hedges set at a higher price threshold. During the fourth quarter, the company raised its 2015 gas hedge position from 27% to 45%.

E&P DIVISION GUIDANCE

	2015	2016
Total Yearly Production (Bcfe) / % growth	300-310	+30%
Volumes Hedged (Bcf), as of 1/15/15	121.2	94.7
Average Hedge Price ($/Mcf)	$4.05	$4.11

The hedged gas volumes shown in the previous table include the following NYMEX hedges that have basis hedged as well.

NYMEX PLUS BASIS HEDGES

	2015	2016
Columbia (TCO)
Volume (Bcf)	49.6	59.6
Average Hedge Price ($/Mcf)	$3.84	$3.86
Texas Eastern (TETCO)
Volume (Bcf)	3.5	-
Average Hedge Price ($/Mcf)	$3.93	-

Coal Division Guidance:
During the fourth quarter, Virginia Operations sales exceeded previous guidance by around 200 thousand tons due to CONSOL expanding into new markets and growing its base of end users. The company believes that these new sales opportunities are ongoing and are now reflecting in sales guidance for Virginia Operations.

COAL DIVISION GUIDANCE

	Q1 2015	2015	2016
Est. Total Coal Sales	8.0 - 8.5	30.5 - 33.0	30.5 - 33.0
Tonnage: Firm	7.3	24.2	13.4
Price: Sold (firm)	$62.24	$63.06	$63.12
Est. PA Operations Sales	6.6 - 6.8	24.9 - 26.6	24.9 - 26.6
Tonnage: Firm	5.9	20.7	11.8
Est. VA Operations Sales	1.0 - 1.2	3.7 - 4.2	3.7 - 4.2
Tonnage: Firm	0.9	1.6	0.8
Est. Other Sales	0.4 - 0.5	1.9 - 2.2	1.9 - 2.2
Tonnage: Firm	0.5	1.9	0.8
Note:  While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and excludes collared tons. CONSOL Energy has sold additional coal volumes that are not yet priced. Those volumes are excluded from this table. There are no collared tons in 2015.  Collared tons in 2016 are 0.9 million tons, with a ceiling of $61.46 per ton and a floor of $57.54  per ton.  Not included in the category breakdowns are the tons from Western Allegheny Energy (WAE). WAE has 0.1 million tons for Q1 2015, and 0.5 million tons and 0.4 million tons for all of 2015, and 2016, respectively.

2015 Capital Budget:
In 2015, CONSOL expects to invest approximately $1.0 billion in its E&P Division, while maintaining its 30% year-over-year production growth targets for 2015 and 2016. In addition to E&P capital, in 2015 CONSOL also expects to invest $220 million in the Coal Division: $160 million in maintenance of production capital, and $60 million in land, safety, water, terminal operations, and other miscellaneous categories.

The $1.0 billion E&P budget consists of drilling and completion capital and midstream investments to continue building out the Marcellus Shale gathering systems, which are part of CONE Midstream Partners and will provide future dropdown opportunities. As the year progresses, CONSOL will allocate capital expenditures across its operating areas in projects where the company can realize the highest rates of return based on results, commodity prices, basis, and other factors. The E&P capital budget does not include land, permitting, and business development expenditures. The company expects liquids volumes (NGL, condensates, and oil) to remain between 10%-15% as a percentage of total production by the end of 2016.

“Due in part to continued efficiency improvements in drilling and completions and service cost deflation, as well as high net revenue interests (NRI’s), strong economics in our areas of operations support our production growth targets,” commented Nicholas J. DeIuliis, president and CEO. “Despite a challenging commodity price environment, our 2015 capital budget will not only support our growth this year, but more importantly, it will also support our 2016 production volumes as well.”

CONSOL and its joint venture partner, Noble Energy, are working together to optimize the capital plan for 2015 in light of the commodity price environment. The parties have not formally agreed on a 2015 capital budget, and CONSOL could increase activity levels in the Marcellus Shale beyond the levels contemplated by the E&P budget if the commodity price environment improves. Currently, drilling and completion capital is expected to be weighted towards the liquids-rich areas.

Liquidity and Credit Ratings:
As of December 31, 2014, CONSOL Energy had $2.0 billion in total liquidity, which is comprised of $177.0 million of cash, $17.6 million available to be borrowed under the accounts receivable securitization facility, and $1.8 billion available to be borrowed under its $2.0 billion bank facility. CONSOL Energy's credit facility had no borrowings. Outstanding letters of credit under the bank facility were $244.4 million.

CONSOL's liquidity in the fourth quarter was improved by $270 million primarily due to proceeds from the sale of assets, which maintained the company’s positive cash position through year end.

CONSOL Energy has maintained strong total liquidity of $2.0 billion as of December 31, 2014, which is relatively flat compared to total liquidity of $2.1 billion at December 31, 2013. CONSOL Energy's credit metrics continue to improve as its debt to EBITDA leverage ratio, less cash on hand, has fallen to 3.2x as of December 31, 2014 from 4.0x at December 31, 2013 and from 3.5x just a quarter earlier. Through two debt capital market transactions in 2014, the company lowered its weighted average interest rate on long-term debt by 1.2%. CONSOL has limited its short-term borrowings by investing within cash flows, realizing gains in capital efficiency, asset sales, and capturing value within the company's midstream assets.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2013, CONSOL Energy had 5.7 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2014	2013
Net Income Attributable to CONSOL Energy Inc. Shareholders	$73,666	$738,183

Less: Net Income Attributable to Discontinued Operations, net of tax	—	(591,144)
Add: Interest Expense	53,025	55,004
Less: Interest Income	(476)	(188)
Add: Income Taxes	6,032	(130,720)
Earnings Before Interest & Taxes (EBIT)	132,247	71,135

Add: Depreciation, Depletion & Amortization	155,520	122,285

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	287,767	193,420

Adjustments:
Gain on Sale of Non-Core Assets	(19,830)	(15,273)
Blacksville Fire Settlement	(9,750)	—
Pension Settlement	3,603	1,949
Marcellus Title Defects	—	1,295
Accelerated Bank Fees	—	3,196
Transaction Fees	—	3,496
PA Turnpike Settlement	—	(9,000)
Total Pre-tax Adjustments	(25,977)	(14,337)

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA) from Continuing Operations	$261,790	$179,083
Note: Income tax effect of Total Pre-tax Adjustments was $9,871 and ($8,106) for the three months ended December 31, 2014 and December 31, 2013, respectively. Adjusted net income is calculated as GAAP net income of $73,666 less total pre-tax adjustments of $25,977, plus the tax effect of $9,871 equals $57,560.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves;the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; we may not be able to consummate an initial public offering of a master limited partnership (MLP) owning certain of our thermal coal assets or an initial public offering of the subsidiary owning certain of our metallurgical coal assets (Metco); and other factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the securities of the MLP and Metco that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Contacts:
Investor: Tyler Lewis, at (724) 485-3157

Media: Kate O'Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$274,718	$205,842	$1,028,117	$737,701
Coal Sales	497,227	485,786	2,052,166	2,018,067
Other Outside Sales	63,195	62,006	276,242	259,783
Gas Royalty Interests and Purchased Gas Sales	22,654	18,624	91,427	69,733
Freight-Outside Coal	5,597	3,946	28,148	35,438
Miscellaneous Other Income	41,288	33,754	207,103	111,483
Gain on Sale of Assets	30,986	15,273	43,601	67,480
Total Revenue and Other Income	935,665	825,231	3,726,804	3,299,685
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	32,769	25,766	118,391	96,601
Transportation, Gathering and Compression	78,298	57,021	258,110	201,024
Production, Ad Valorem, and Other Fees	10,601	8,665	39,418	28,676
Direct Administrative and Selling	15,876	14,478	55,092	49,092
Depreciation, Depletion and Amortization	88,615	66,977	314,381	231,809
Exploration and Production Related Other Costs	7,589	17,440	23,356	61,104
Production Royalty Interests and Purchased Gas Costs	18,666	16,700	77,185	57,865
Other Corporate Expenses	25,623	21,295	86,499	95,535
General and Administrative	16,292	9,807	64,047	39,047
Total Exploration and Production Costs	294,329	238,149	1,036,479	860,753
Coal Costs
Operating and Other Costs	317,114	328,399	1,349,832	1,345,797
Royalties and Production Taxes	23,493	22,871	100,890	102,128
Direct Administrative and Selling	9,752	13,075	44,185	49,018
Depreciation, Depletion and Amortization	66,509	54,667	254,914	226,639
Freight Expense	5,597	3,946	28,148	35,438
General and Administrative Costs	11,155	11,531	45,160	40,047
Other Corporate Expenses	13,877	12,746	55,321	55,802
Total Coal Costs	447,497	447,235	1,878,450	1,854,869
Other Costs
Miscellaneous Operating Expense	60,583	68,090	307,236	315,180
General and Administrative Costs	137	237	788	936
Depreciation, Depletion and Amortization	396	641	1,896	2,674
Loss on Debt Extinguishment	—	—	95,267	—
Interest Expense	53,025	55,004	223,564	219,198
Total Other Costs	114,141	123,972	628,751	537,988
Total Costs And Expenses	855,967	809,356	3,543,680	3,253,610
Earnings Before Income Tax	79,698	15,875	183,124	46,075
Income Taxes	6,032	(130,720)	14,347	(33,189)
Income From Continuing Operations	73,666	146,595	168,777	79,264
Income (Loss) From Discontinued Operations, net	—	591,144	(5,687)	579,792
Net Income	73,666	737,739	163,090	659,056
Less: Net Loss Attributable to Noncontrolling Interests	—	(444)	—	(1,386)
Net Income Attributable to CONSOL Energy Shareholders	$73,666	$738,183	$163,090	$660,442

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Earnings (Loss) Per Share
Basic
Income from Continuing Operations	$0.32	$0.64	$0.73	$0.35
Income (Loss) from Discontinued Operations	—	2.58	(0.02)	2.54
Total Basic Earnings Per Share	$0.32	$3.22	$0.71	$2.89
Dilutive
Income from Continuing Operations	$0.32	$0.64	$0.73	$0.35
Income (Loss) from Discontinued Operations	—	2.56	(0.03)	2.52
Total Dilutive Earnings Per Share	$0.32	$3.20	$0.70	$2.87

Dividends Paid Per Share	$0.0625	$0.125	$0.25	$0.375

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Income	$73,666	$737,739	$163,090	$659,056
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $47,326, ($206,767), ($60,828), ($276,928)	(95,010)	342,852	90,465	456,493
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($68,928), ($3,371), ($55,767), ($29,407))	117,348	5,231	97,316	45,631
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $15,974, $17,439,$10,465, $53,990)	(22,042)	(23,304)	(18,288)	(79,899)

Other Comprehensive Income	296	324,779	169,493	422,225

Comprehensive Income	73,962	1,062,518	332,583	1,081,281

Less: Net Loss Attributable to Noncontrolling Interests	—	(444)	—	(1,386)

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$73,962	$1,062,962	$332,583	$1,082,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$176,989	$327,420
Accounts and Notes Receivable:
Trade	259,817	332,574
Notes Receivable	—	25,861
Other Receivables	347,146	243,973
Inventories	101,873	157,914
Deferred Income Taxes	66,569	211,303
Recoverable Income Taxes	20,401	10,705
Prepaid Expenses	193,555	135,842
Total Current Assets	1,166,350	1,445,592
Property, Plant and Equipment:
Property, Plant and Equipment	14,674,777	13,578,509
Less—Accumulated Depreciation, Depletion and Amortization	4,512,305	4,136,247
Total Property, Plant and Equipment—Net	10,162,472	9,442,262
Other Assets:
Investment in Affiliates	152,958	291,675
Notes Receivable	—	125
Other	277,750	214,013
Total Other Assets	430,708	505,813

TOTAL ASSETS	$11,759,530	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$531,973	$514,580
Current Portion of Long-Term Debt	13,016	11,455
Other Accrued Liabilities	602,972	565,697
Current Liabilities of Discontinued Operations	—	28,239
Total Current Liabilities	1,147,961	1,119,971
Long-Term Debt:
Long-Term Debt	3,236,422	3,115,963
Capital Lease Obligations	39,456	47,596
Total Long-Term Debt	3,275,878	3,163,559
Deferred Credits and Other Liabilities:
Deferred Income Taxes	330,116	242,643
Postretirement Benefits Other Than Pensions	703,680	961,127
Pneumoconiosis Benefits	116,941	111,971
Mine Closing	306,789	320,723
Gas Well Closing	175,369	175,603
Workers’ Compensation	75,947	71,468
Salary Retirement	109,956	48,252
Reclamation	33,788	40,706
Other	158,171	131,355
Total Deferred Credits and Other Liabilities	2,010,757	2,103,848
TOTAL LIABILITIES	6,434,596	6,387,378
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,265,463 Issued and Outstanding at December 31, 2014; 229,145,736 Issued and Outstanding at December 31, 2013	2,306	2,294
Capital in Excess of Par Value	2,424,102	2,364,592
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	3,054,150	2,964,520
Accumulated Other Comprehensive Loss - Continuing Operations	(155,624)	(325,117)
Common Stock in Treasury, at Cost—No Shares at December 31, 2014 and 2013	—	—
Total CONSOL Energy Inc. Stockholders’ Equity	5,324,934	5,006,289
TOTAL LIABILITIES AND EQUITY	$11,759,530	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$—	$5,006,289
Net Income	—	—	163,090	—	—	163,090
Gas Cash Flow Hedge (Net of ($45,302) Tax)	—	—	—	79,028	—	79,028
Actuarially Determined Long-Term Liability Adjustments (Net of ($60,828) Tax)	—	—	—	90,465	—	90,465
Comprehensive Income	—	—	163,090	169,493	—	332,583
Issuance of Treasury Stock	—	—	(15,954)	—	—	(15,954)
Issuance of Common Stock	12	15,004	—	—	—	15,016
Tax Benefit from Stock-Based Compensation	—	2,629	—	—	—	2,629
Amortization of Stock-Based Compensation Awards	—	41,877	—	—	—	41,877
Dividends ($0.25 per share)	—	—	(57,506)	—	—	(57,506)
December 31, 2014	$2,306	$2,424,102	$3,054,150	$(155,624)	$—	$5,324,934

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$73,666	$737,739	$163,090	$659,056
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net (Income) Loss from Discontinued Operations	—	(591,144)	5,687	(579,792)
Depreciation, Depletion and Amortization	155,520	122,285	571,191	461,122
Stock-Based Compensation	9,358	12,969	41,877	56,987
Gain on Sale of Assets	(30,986)	(15,273)	(43,601)	(67,480)
Loss on Debt Extinguishment	—	—	95,267	—
Deferred Income Taxes	(6,823)	(5,679)	(282)	(29,014)
Return on Equity Investment	54,750	—	102,174	—
Equity in Earnings of Affiliates	(11,314)	(12,857)	(49,791)	(33,133)
Changes in Operating Assets:
Accounts and Notes Receivable	(33,007)	124,825	(97,248)	135,970
Inventories	7,391	1,894	19,933	12,894
Prepaid Expenses	(2,810)	5,469	368	(3,219)
Changes in Other Assets	14,977	5,489	638	31,146
Changes in Operating Liabilities:
Accounts Payable	(124,364)	(81,457)	27,465	(99,944)
Accrued Interest	(42,566)	(50,271)	(9,868)	(87)
Other Operating Liabilities	68,810	(161,806)	185,283	(39,377)
Other	(33,001)	20,502	(41,477)	48,441
Net Cash Provided by Continuing Operations	99,601	112,685	970,706	553,570
Net Cash (Used In) Provided by Discontinued Operating Activities	(12,992)	(42,908)	(33,926)	105,206
Net Cash Provided by Operating Activities	86,609	69,777	936,780	658,776
Cash Flows from Investing Activities:
Capital Expenditures	(318,818)	(482,722)	(1,493,425)	(1,496,056)
Changes in Restricted Cash	—	12,263	—	68,673
Proceeds from Sales of Assets	215,700	19,367	356,836	483,969
Investments in Equity Affiliates	(13,325)	(17,600)	95,207	(35,712)
Net Cash Used in Continuing Operations	(116,443)	(468,692)	(1,041,382)	(979,126)
Net Cash Provided by Discontinued Investing Activities	—	826,148	—	777,145
Net Cash (Used in) Provided By Investing Activities	(116,443)	357,456	(1,041,382)	(201,981)
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	(47,000)	—	—
(Payments on) Proceeds from Miscellaneous Borrowings	(6,117)	292	(22,022)	(31,544)
Payments on Securitization Facility	—	(44,364)	—	(37,846)
Payments on Long-Term Notes, including Redemption Premium	—	—	(1,843,866)	—
Proceeds from Issuance of Long-Term Notes	—	—	1,859,920	—
Tax Benefit from Stock-Based Compensation	151	613	2,629	2,929
Dividends Paid	(14,387)	(28,621)	(57,506)	(85,832)
Proceeds from Issuance of Common Stock	1,613	1,029	15,016	3,727
Issuance of Treasury Stock	—	(2,760)	—	(2,151)
Net Cash Used in Continuing Operations	(18,740)	(120,811)	(45,829)	(150,717)
Net Cash Used in Discontinued Financing Activities	—	(66)	—	(520)
Net Cash Used in Financing Activities	(18,740)	(120,877)	(45,829)	(151,237)
Net (Decrease) Increase in Cash and Cash Equivalents	(48,574)	306,356	(150,431)	305,558
Cash and Cash Equivalents at Beginning of Period	225,563	21,064	327,420	21,862
Cash and Cash Equivalents at End of Period	$176,989	$327,420	$176,989	$327,420